                                                                   Exhibit 10.3


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 13, 1998, (this "Agreement"), is between The Learning Company, Inc., a Delaware corporation ("The Learning Company"), and Michael J. Perik (the "Executive").

         WHEREAS, The Learning Company and the Executive have entered into an Employment Agreement (the "Original Agreement") dated as of April 9, 1997;

         WHEREAS, the Boards of Directors of Mattel, Inc., a Delaware corporation ("Mattel") and The Learning Company have each approved the merger of The Learning Company with and into Mattel (the "Merger") in accordance with the Delaware General Corporation Law and pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 13, 1998;

         WHEREAS, The Learning Company and the Executive desire that the Original Agreement terminate immediately prior to the "Effective Time" of the Merger, as defined in the Merger Agreement (the "Effective Time"), and that the Executive will become an employee of Mattel immediately at the Effective Time pursuant to this Agreement;

         WHEREAS, this Agreement will become effective only if the Merger is consummated;

         WHEREAS, Mattel will assume this Agreement immediately at the Effective Time by operation of law;

         WHEREAS, the Executive is a substantial shareholder, Chairman and Chief Executive Officer of The Learning Company;

         WHEREAS, the covenants provided herein, including the Covenant Not To Compete and Not to Solicit set forth in Section 11 are material, significant and essential to effecting the transactions contemplated by the Merger Agreement; and

         WHEREAS, the Executive and The Learning Company desire to enter into this Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and The Learning Company agree as follows:

         1. TERMINATION OF ORIGINAL AGREEMENT; 3 YEAR EMPLOYMENT PERIOD. The Executive and The Learning Company hereby agree that immediately prior to the Effective Time the Original Agreement shall terminate and be of no further force or effect. The Executive and The Learning Company hereby agree that immediately at the Effective Time, Mattel shall assume this Agreement and the Executive shall become an employee of Mattel and the Executive hereby accepts such employment and agrees to remain in the employ of Mattel for the period commencing immediately after the Effective Time and ending on the third anniversary of the Effective Time (the "EMPLOYMENT PERIOD"), unless sooner terminated in accordance with Section



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



4; PROVIDED, that, commencing on the third anniversary and each anniversary thereafter the Employment Period may be extended for one year by the written agreement of the parties hereto.

         2.       DUTIES.

                  (a) EXECUTIVE'S POSITION AND DUTIES. During the Employment Period, the Executive's position shall be the Chief Executive Officer of The Learning Company division of Mattel and its successors with such authority and responsibilities that are consistent with the authority and responsibilities generally assigned to executive officers of Mattel of similar rank and position as the Board of Directors of The Learning Company may, acting in good faith, from time to time reasonably assign to the Executive. In addition, the Executive shall report to the officers of Mattel as Mattel may determine from time to time. The Executive's services shall be performed from Mattel's offices in the area of Boston, Massachusetts or any of Mattel's offices located in the State of California, as Mattel may designate.

                  (b) FULL TIME. During the term of this Agreement, the Executive agrees to devote his full business time to the business and affairs of The Learning Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder to the extent necessary to discharge such responsibilities, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities; (ii) periods of vacation and sick leave to which he is entitled; (iii) the management of personal investments and affairs; and (iv) political fundraising. The Executive will not engage in any outside business activity (as distinguished from personal investment activity and affairs), including, but not limited to, activity as a consultant, agent, partner or officer, or provide business services of any nature directly or indirectly to a corporation or other business enterprise.

                  (c) EFFECT OF MERGER. The Executive hereby agrees that neither The Learning Company's entering into the Merger Agreement and the various other agreements related thereto or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the various other agreements related thereto, nor The Learning Company's and the Executive's entering into or performing their obligations under this Agreement constitute "Good Reason" within the meaning of such term under Section 3.3(a) of the Original Agreement.

         3.       COMPENSATION.

                  (a) BASE SALARY. During the Employment Period, the Executive shall receive a base salary ("BASE SALARY") paid at a bi-weekly rate at least equal to $650,000 per annum. The Base Salary shall be reviewed at least once every eighteen (18) months and may be increased at any time and from time to time by action of the Board of Directors of Mattel or the Compensation Options Committee thereof or any individual having authority to make such action in accordance with Mattel's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of Mattel hereunder and, after any such increase, the Base Salary shall not be reduced.

                  (b) BONUS PROGRAMS. In addition to the Base Salary, during the Employment Period, the Executive shall participate throughout the remainder of the Employment Period in



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Mattel's cash, deferred bonus, incentive plans and programs ("BONUS PROGRAMS")
as may be in effect from time to time with respect to executives employed by Mattel at a participation level reflecting the Executive's responsibilities, including, but not limited to, the Management Incentive Plan ("MIP") and the Long-Term Incentive Plan ("LTIP") as they may be modified from time to time and any plans or programs substituted therefor; PROVIDED that, the determination of the amounts to be paid pursuant to such plans or programs shall be made by the Board of Directors of Mattel or a committee thereof authorized to take such action and shall be made in accordance with Mattel's compensation practice and the terms and provisions of such plans or programs; PROVIDED, FURTHER, that the Executive's eligibility for and participation in each of the Bonus Programs shall be at a level and on terms and conditions no less favorable than those available to any comparably situated executive.

                  (c) INCENTIVE AND SAVINGS PLANS. In addition to the Base Salary and participation in the Bonus Programs, during the Employment Period the Executive shall be entitled to participate in all incentive and savings plans and programs, including, but not limited to, stock option plans and retirement plans (including, but not limited to, Mattel's 1997 Premium Price Stock Option Plan and/or the 1996 Stock Option Plan), as may be in effect from time to time with respect to executives employed by Mattel at the Executive's level so as to reflect the Executive's responsibilities.

                  (d) BENEFIT PLANS. The Executive and/or his family, as the case may be, shall be entitled to receive all amounts which he or his family is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel in which the Executive is a participant as in effect from time to time with respect to executives employed by Mattel.

                  (e) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of Mattel as in effect from time to time with respect to executives employed by Mattel. Mattel's Executive Relocation Plan shall apply to the Executive.

                  (f) FRINGE BENEFITS. The Executive shall be entitled to fringe benefits, commensurate with those available to comparable level executives, including an automobile and related expenses as well as the use of a company-issued gasoline credit card and financial and legal counseling in accordance with the policies of Mattel as in effect from time to time with respect to executives employed by Mattel.

                  (g) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the policies of Mattel as in effect from time to time with respect to executives employed by Mattel. The Executive will not receive payment for any vacation time unused at the end of any year. The Executive shall be credited with his years of service with The Learning Company for purposes of his vacation entitlement under Mattel's vacation policies.

                  (h) STOCK OPTIONS. As of the Effective Time Mattel shall grant to Executive Premium Price Options under Mattel's 1997 Premium Price Stock Option Plan (the "Option

Plan") with respect to 1,000,000 shares of Mattel's common stock. The terms of such options shall be determined by the Board of Directors of Mattel or a committee thereof authorized to take such action and shall be made in accordance with Mattel's stock option grant practice and terms and provisions of the Option Plan.

                  (i) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as it does not result in a diminution of the compensation set forth in SECTION 3(a) or, except for across-the-board compensation and benefit reductions which affect all similarly situated executives of Mattel, a diminution in the aggregate of the compensation and benefits set forth in SECTIONS 3(b) through (h).

                  (j) EXCISE TAX GROSS-UP PAYMENT. Mattel recognizes that the Executive will receive, as a result of the Merger, payments (or benefits) in the nature of compensation that are contingent on a change in ownership or control of The Learning Company and that may constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the "Code") ("Change of Control Payments"), and that such payments may be subject to the excise tax imposed by Section 4999 of the Code. Mattel agrees to pay immediately to the Executive upon receipt of any such Change of Control Payments an additional amount (the "Gross-up payment") equal to the sum of (x) the excise tax imposed on the Change in Control Payments, (y) the excise tax imposed on the Gross-up payment, and (z) the federal, state and local income taxes imposed upon the Gross-up payment, and any interest and penalties thereon. The Gross-up payment shall place the Executive in the same after-tax financial position in which he would have been if he had not incurred any tax liability under Section 4999 of the Code. For purposes of determining the amount of the Gross-up payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and the locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which can be obtained from the deduction of such state and local taxes. In the event that the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time the Change of Control Payments are made, the Executive shall repay to Mattel at the time that the amount of such reduction and excise tax is finally determined, the portion of the Gross-up payment attributable to such reduction (plus the portion of the Gross-up payment attributable to the excise tax and federal, state, and local income tax imposed on the Gross-up payment being repaid by the Executive, if such repayment results in a reduction in excise tax or in federal, state, and local income tax deductions) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder at the time the Change of Control Payments are made (including by reason of any payment the existence or amount of which cannot be determined at the time the Gross-up payment is made), Mattel shall make an additional Gross-up payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.


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


         4.       TERMINATION.

                  (a) DEATH OR DISABILITY. This Agreement shall terminate automatically upon the Executive's death. Mattel may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with Mattel shall terminate effective on the 90th day after receipt of such notice (the "DISABILITY EFFECTIVE DATE"). For purposes of this Agreement, the Executive's Disability shall occur and shall be deemed to have occurred only when the Executive becomes entitled to receive disability benefits under Mattel's Long-Term Disability Plan for exempt employees.

                  (b) CAUSE. Mattel may terminate the Executive' s employment for "Cause" if a majority, consisting of at least 2/3 of the non-management members of the Board of Directors of Mattel, determines that "Cause" exists. For purposes of this Agreement, "CAUSE" means (i) an intentional act or acts of dishonesty on the Executive's part which are intended to result in his substantial personal enrichment at the expense of Mattel or any of its affiliates; (ii) continuing and repeated violations by the Executive of his obligations under SECTION 2 of this Agreement which are demonstrably willful and deliberate on the Executive's part (other than due to incapacity to perform his duties under this Agreement) and which resulted in material injury to Mattel or any of its affiliates and which is not cured within thirty (30) days of receiving written notice from Mattel specifying in reasonable detail the obligations under this Agreement which Mattel contends were continuing and repeatedly violated; (iii) conduct of a criminal nature which has or which is more likely than not to have a material adverse effect on Mattel's or any of its affiliates' reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or
(iv) intentional, fraudulent conduct in connection with the business or affairs of Mattel or any of its affiliates.

                  (c) WITHOUT CAUSE. Mattel may terminate the Executive's employment at any time, for any reason, with or without Cause by at least 30 days prior written notice to the Executive.

                  (d) GOOD REASON. The Executive may terminate his employment at any time for Good Reason, provided that, in each case, Mattel has received written notice describing the circumstances giving rise to his action, has been afforded a reasonable opportunity to cure or correct the circumstances described in the notice and has failed to substantially cure, correct or cease the circumstances, as appropriate. For purposes of this Agreement, "GOOD REASON" means the good faith determination by the Executive that any one or more of the following have occurred:

                        (i) without the express written consent of the
                   Executive, any change(s) in any of the duties, authority, or responsibilities of the Executive which is (are) inconsistent in any substantial respect with the Executive's position, authority, duties, or responsibilities as contemplated by SECTION 2 of this Agreement;

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



                           (ii) any failure by Mattel to comply with any of the material provisions of this Agreement, other than an insubstantial and inadvertent failure remedied by Mattel within 30 days after receipt of notice thereof given by the Executive;

                           (iii) any termination by Mattel of the Executive's employment otherwise than as permitted by this Agreement;

                           (iv) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by SECTION 12(b); or

                  (e) WITHOUT GOOD REASON. The Executive may terminate his employment at any time without Good Reason by at least 30 days prior written notice to Mattel.

                  (f) NOTICE OF TERMINATION. Any termination of the Executive's employment by Mattel for Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with SECTION 4(b). Any termination by Mattel due to Disability shall be communicated by Notice of Termination to the other party hereto given in accordance with SECTION 4(a). For purposes of this Agreement a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

                  (g) DATE OF TERMINATION. "DATE OF TERMINATION" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; PROVIDED that, (i) if the Executive's employment is terminated by Mattel for any reason other than Cause or Disability, the Date of Termination is the date on which Mattel notifies the Executive of such termination by delivery of Notice of Termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death.

         5. OBLIGATIONS OF MATTEL UPON TERMINATION. Other than as specifically set forth or referenced in this Agreement, the Executive shall not be entitled to any benefits on or after the Date of Termination.

                  (a) DEATH. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations by Mattel to the Executive's legal representatives other than those obligations accrued hereunder or under the terms of the applicable Mattel plan or program which takes effect at the date of his death.

                  (b) DISABILITY. If the Executive's employment is terminated by reason of the Executive's disability, the Executive shall be entitled to receive after the Disability Effective Date


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


disability benefits, if any, at least equal to those then provided by Mattel to disabled executives and/or their families.

                  (c) CAUSE. If the Executive's employment is terminated for Cause or if the Executive terminates his employment without Good Reason, Mattel shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and Mattel shall have no further obligations to the Executive under this Agreement.

                  (d) GOOD REASON; OTHER THAN FOR CAUSE OR DISABILITY. If Mattel terminates the Executive's employment other than for Cause or Disability or the Executive terminates his employment for Good Reason, subject to the Executives compliance with the covenants set forth in SECTION 11 hereof:

                           (i) Mattel shall pay to the Executive in a lump sum in cash within 15 days after the Date of termination, if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

                           (ii) Mattel shall pay to the Executive $5,250,000 in equal bi-monthly installments in accordance with its normal payroll practices over a three year period.



                           (iii) Options which may be granted to the Executive under Mattel's stock option plans other than options granted pursuant to the 1997 Premium Stock Option Plan (the "STOCK OPTION PLANS") and which options have been granted for more than six months as of the Date of Termination shall become immediately exercisable to the extent any such options would have become vested during the term of this Agreement and the Executive shall have a period of 90 days following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (iii).

                           (iv) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under SECTION 3(d) if his employment had not terminated.

                           (v) If it is determined that any payment or distribution by Mattel to the Executive pursuant to SECTION 5(d) (determined without regard to any additional payments required pursuant to this sentence) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Code with respect to a change in control of Mattel which is subject to the provisions of Section 280G of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE


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


         TAX"), then the Executive shall be entitled to receive with respect to each Payment an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Mattel and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Mattel. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         7. NO SET OFF, PAYMENT OF FEES. Except as provided herein, Mattel's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against the Executive or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by the Executive that he terminated for Good Reason or that the termination for Cause was improper, in which case such fees and expenses shall be paid only if the Executive prevails in whole or in part. All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by Bank of America National Trust and Savings Association in effect from time to time during the period of such nonpayment. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless Mattel and the Executive shall otherwise mutually agree, be deemed to have terminated at the Date of Termination specified in such purported Notice of Termination by mutual consent of Mattel and the Executive and thereupon, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date.

         8.       ARBITRATION OF DISPUTES.

                  (a) The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, including the determination of Mattel's Board of Directors in


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accordance with SECTION 4(b), or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration under the labor arbitration rules of the American Arbitration Association before a board of three arbitrators, as selected thereunder.

         One arbitrator shall be selected by the Executive, one by Mattel and the third by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of the American Arbitration Association nearest to the Executive's residence with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties. In the absence of agreement, the Chairman of the Board of Mattel shall determine the location.

                  (b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum.

                  (c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this SECTION 8 must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of the Executive's employment must be presented by him within one year after the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

                  (d) Mattel will pay all costs and expenses of the arbitration to the extent provided in this SECTION 8. In the event expenses are not paid by Mattel, and without diminishing the Executive's right to reimbursement as provided in this Section, costs and expenses shall be paid as follows: (x) the expenses of the neutral arbitrator and of a transcript of any arbitration proceeding shall be divided equally between the Executive and Mattel; and (y) each party shall bear the expenses of the arbitrator selected by it and of the witnesses it calls.

                  (e) Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in any court having jurisdiction.

                  (f) Each of the above terms and conditions of this SECTION 8 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

                  (g) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Mattel or the Executive in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

         9. RELEASE. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Employment Period, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. Accordingly, upon Mattel's fulfilling its obligations to the Executive hereunder, the Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge Mattel and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claims based on, arising out of, related to or connected with the subject matter of this Agreement, the Executive's employment or the termination thereof.

         10. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by Mattel or any of its affiliated companies and which shall not be public knowledge and will continue to be bound by the provisions of the Patent and Confidence Agreement previously executed by the Executive. After termination of the Executive's employment with Mattel, he shall not, without the prior written consent of Mattel, communicate or divulge any such information, knowledge or data to anyone other than Mattel and those designated by it.



         11.      Covenant Not To Compete and Non-Solicitation Agreement.

                  (a) If the Date of Termination with respect to the Executive's termination of employment for any reason occurs during the initial three year term of the Period of Employment (the "Initial Term"), for a period of three (3) years after the Date of Termination the Executive shall not, without Mattel's prior written consent, engage as a sole proprietor, employee, officer, director, agent or consultant or have a financial interest in, directly or indirectly, whether as an investor, lender, guarantor, partner, member, shareholder or any other type of principal whatsoever in a Restricted Business anywhere within the United States, Canada, Mexico, Europe or any other nation or geographic area in which Mattel, The Learning Company and their "affiliates," as that term is defined in the Securities Exchange Act of 1934, as amended (collectively, the "Companies"), do business or sell their products or services, except as herein permitted, and shall not solicit the employment of or hire any employee employed or retained by the Companies or any prior employee of the Companies whose employment or retention by the Companies has ceased within six months prior to the date of such solicitation.


                  (b) If the Period of Employment terminates at the end of the Initial Term or if the Period of Employment is extended beyond the Initial Term, for a period of two (2) years after the expiration of the Period of Employment or after the Date of Termination, as the case may be, the Executive shall not, without Mattel's prior written consent, engage as a sole proprietor, employee, officer, director, agent or consultant or have a financial interest in, directly or indirectly, whether as an investor, lender, guarantor, partner, member, shareholder or any other type of principal whatsoever in a Restricted Business anywhere within the United States, Canada, Mexico, Europe or any other nation or geographic area in which the Companies do business or sell their products or services, except as herein permitted, and shall not solicit the employment of or hire any employee employed or retained by the Companies or any prior employee of the Companies whose employment or retention by the Companies has ceased within six months prior to the date of such solicitation.


                  (c) The term "Restricted Business" shall mean the following activities, which the parties agree are competitive with the business activities of the Companies: (a) the design, development, manufacture, licensing or sale or other exploitation (through any channel of distribution, including but not limited to wholesale, retail, school catalogue, internet or other electronic formats) of (i) toys, (ii) games, (iii) electronic learning systems, (iv) toy related collectibles, (v) consumer software or firmware in the education, entertainment, edutainment, reference and/or productivity categories, whether delivered by CD-ROM, DVD, proprietary platforms (e.g., Playstation; N64), electronic delivery or any other media, but excluding traditional television and radio, and (b) publishing of books and /or magazines targeted at children and/or teenagers based on sales. In addition, if (x) the Date of Termination occurs during the Initial Term, "Restricted Business" shall also include the provision of any services or products on the internet for any company, business unit or division which derives 25% or more of its revenues from internet services or products and (y) if the Executive's employment terminates at the end of the Period of Employment or if the Period of Employment is extended beyond the Initial Term, "Restricted Business" shall also include the provision of any services or products on the internet which are directly competitive with services or products on the internet that are being provided by the Companies at the expiration of the Initial Term or the Date of Termination, as the case may


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be, except for ancillary and non-material services or products that represent less than 5% of the Companies' internet revenues during the prior fiscal year.

                  (d) Notwithstanding the provisions of SECTIONS 11(a) and (b) hereof to the contrary, the Executive may, without the prior consent of Mattel,
(i) work for The United States government, the government of any state or political sub-division thereof, including any locality or any agency thereof, or for a non-profit charitable organization, (ii) invest in mutual funds or place funds under investment management which investor owns or holds stock or other ownership or financial interests in a corporation, partnership, limited liability company or other business organization which constitutes a Restricted Business; PROVIDED, HOWEVER, that any such mutual funds or investment managers are independent and unaffiliated, with the Executive and PROVIDED, FURTHER, that the Executive may not exercise any control over investment policy or investment decisions, and (iii) except as set forth in the preceding clause (ii), directly or indirectly own less than 2% of the issued and outstanding stock of a corporation, partnership, limited liability company or other business organization which is a Restricted Business, the shares or interests of which are traded on a national securities exchange, national over-the-counter market or NASDAQ.

         12. SECTION 16. It is understood that Mattel does not intend to treat the Executive as a reporting person under Section 16 of the Securities and Exchange Act of 1934 except to the extent required by law.


         13.      SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of Mattel shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

                  (c) Immediately at the Effective Time, this Agreement is shall be assumed by, and hereby is assigned to, Mattel.

         14. AMENDMENT; WAIVER. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Mattel. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

         15. ORIGINAL AGREEMENT. Immediately prior to the Effective Time the Original Agreement shall terminate and be of no further force or effect. Upon the termination of the Merger pursuant to the terms of the Merger Agreement this Agreement shall terminate and be of no further force or effect and the Original Agreement shall continue according to its terms.

         16. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (a) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                           if to the Executive:

                                    Michael J. Perik
                                    206 Cliff Road
                                    Wellesley, Massachusetts 02181



                           if to The Learning Company:



                                    The Learning Company, Inc.
                                    One Athenaeum Street
                                    Cambridge, Massachusetts 02142
                                          Attention: General Counsel



                           if to Mattel after the Effective Time:

                                    Mattel, Inc.
                                    333 Continental Boulevard
                                    El Segundo, California 90245
                                           Attention: General Counsel


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


or to such other address as either party shall have furnished to the other in writing in accordance herewith.

                  (b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If it is determined by a court of competent jurisdiction in any state or other geographic area that any restriction in SECTION 11 hereof is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or area, it is the intention of the parties that such restriction shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or area.

                  (c) Mattel may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

EXECUTIVE:                                      THE LEARNING COMPANY:

                                                THE LEARNING COMPANY, INC.


/s/ Michael J. Perik                            By /s/ R. Scott Murray
--------------------------                         -----------------------
Michael J. Perik
                                                Attest: /s/ Neal S. Winneg
                                                        -----------------------